EXHIBIT 8.1




                     [Letterhead of Davis Polk & Wardwell]



                                                     August 15, 1996




Donaldson, Lufkin & Jenrette, Inc.
DLJ Capital Trust I
c/o Donaldson, Lufkin & Jenrette, Inc.
277 Park Avenue
New York, NY   10172

Ladies and Gentlemen:

                  We have acted as special tax counsel to Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and DLJ Capital Trust I (the "Trust") in connection with the Trust's issuance of its Preferred Trust Securities (the "Preferred Securities").

                  You have requested our opinion whether the Trust, which has been formed under the Delaware Business Trust Act, 12 Del. Code ss. 3801 et seq (the "Delaware Business Trust Act"), will be treated as a grantor trust for federal income tax purposes.

                  In rendering our opinion, we have examined the form of Amended and Restated Declaration of Trust of DLJ Capital Trust II dated as of October 11, 1995 (the "Declaration"), the Prospectus Supplement to the Prospectus filed by DLJ and the Trust with the Securities and Exchange Commission and such other materials as we have deemed necessary for the purposes of this opinion. For the purposes of this opinion, we have assumed that the Trustees will conduct the affairs of the Trust in accordance with the terms of the Declaration. Except as otherwise noted, capitalized terms used herein have the same meaning as in the Declaration.

Purposes of the Trust; Terms of the Securities

                  The Trust was formed under the Delaware Business Trust Act in connection with the issuance of its Preferred and Common Securities. Pursuant to the Declaration, the exclusive purposes and functions of the Trust are:

         (a) (i) to issue its Preferred Securities for cash in consideration for the deposit by DLJ as trust






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Donaldson, Lufkin & Jenrette, Inc.
DLJ Capital Trust I                                            August 15, 1996




                  assets of DLJ's Junior Subordinated Debentures due 2046 (the "Debentures") in a principal amount equal to the aggregate liquidation amount of the Preferred Securities, and

                  (ii) to issue its Common Securities to DLJ for cash and to use the proceeds of such sale to purchase as trust assets an equal principal amount of additional Debentures, and

         (b) except as otherwise limited by the terms of the Declaration, to engage in only those other activities necessary or incidental thereto.

                  The Trust will not conduct any business other than holding and conserving the Trust assets, will hold no assets other than the Debentures, and may not borrow money, issue debt or reinvest proceeds derived from the Debentures, or pledge any of its assets. The Trustees are required to promptly distribute to the holders of Preferred Securities and Common Securities all proceeds received by the Trust from holding the Debentures.

                  The Preferred Securities and the Common Securities (together, the "Securities") evidence undivided beneficial interests in the assets of the Trust. The terms of the Securities provide for cumulative cash distributions with respect to each $25 liquidation amount of the Securities at the same annual rate as stated interest is payable with respect to each $25 principal amount of the Debentures. The Preferred Securities and the Common Securities will rank pari passu with each other and will have equivalent terms, except that, if an Event of Default (as defined in the Indenture) occurs and is continuing with respect to the Debentures, the holders of Preferred Securities will have a payment preference over holders of the Common Securities. The Common Securities will be held by DLJ. The Declaration provides that DLJ may not transfer the Common Securities, with the exception that DLJ may transfer the Common Securities to an affiliate if DLJ obtains an opinion of counsel to the effect that doing so will not cause the Trust to be treated as anything other than a grantor trust for federal income tax purposes.


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Donaldson, Lufkin & Jenrette, Inc.
DLJ Capital Trust I                                            August 15, 1996





Classification of the Trust for
Federal Income Tax Purposes

                  Treasury Reg. ss. 301.7701-4(c)(1) provides that an "investment trust" with a single class of ownership interests, representing undivided beneficial interests in the assets of the trust, will be classified as a trust if there is no power under the trust agreement to vary the investment of the certificate holders. An "investment trust" with multiple classes of ownership interests will be classified as a trust if (1) there is no power under the trust agreement to vary the investment and (2) the trust is formed to facilitate direct investment in the assets of the trust and the existence of multiple classes of ownership interests is incidental to that purpose.

1.       Investment Trust; Power to Vary the Investment

                   The purpose of the Trust is limited to issuing securities evidencing an investment in the Debentures held by the Trust, and, as discussed below, the Trust's and the Trustee's powers do not permit it to be used as a medium to conduct business. The Delaware Business Trust Act contemplates the creation of trusts for such limited purposes, although it also applies to business trusts formed for the purpose of conducting an active business.(1)
- --------
(1) Section 3801(a) of the Delaware Business Trust Act defines the term "business trust" broadly to include, inter alia, an unincorporated business association created by a trust instrument under which property is or will be held and administered for the benefit of such person or persons who are or may become entitled to a beneficial interest in the trust property. This section of the Delaware Business Trust Act reflects a 1992 amendment, which, according to Martin I. Lubaroff of Richards, Layton & Finger, was specifically intended to make it clear that a trust limited to purposes permitting it to qualify as a grantor trust for federal tax purposes could be formed as a "business trust" under the Delaware Business Trust Act. See letter dated July 29, 1992, from Martin I. Lubaroff to Kenneth W. Gideon, Assistant Secretary of the Treasury (Tax Policy), as published in Tax Notes Today, 92 TNT 165-58 (August 13, 1992). See also Rev. Rul. 79-116, 1979-1
     C.B. 213, in which the Internal Revenue Service classified a trust formed as a "business trust" under foreign law as a grantor trust.


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Donaldson, Lufkin & Jenrette, Inc.
DLJ Capital Trust I                                            August 15, 1996





                  The Trust's and the Trustee's powers under the Declaration will be limited to the ministerial duties of collecting payments on the Trust's passive investments (i.e., the Debentures), remitting such payments to the holders of the Securities and discharging the obligations of the Trust to distribute the Debentures to the holders of the Securities in the event of the occurrence of certain special events arising from a change in law or a change in legal interpretation in accordance with the terms of the Securities.

                  The Trustees may not dispose of the Debentures (other than in the event of their repayment or redemption or by way of distribution to the holders of the Securities), may not reinvest amounts received by the Trust with respect to the Debentures, and will not otherwise have any discretion or power to make investment decisions. The Declaration may not be amended by the Trustees unless the Trustees receive an opinion of tax counsel to the effect that such amendment will not cause the Trust to be treated as anything other than a grantor trust for federal income tax purposes. Accordingly, the Trust is an investment trust the assets of which are fixed upon establishment of the Trust, and there will be no power under the Declaration to vary the investment of the Trust.

2.       Multiple Classes of Ownership

                  Interests in the Trust will be represented by the Common Securities to be issued to DLJ and the Preferred Securities to be issued to purchasers for cash. Because DLJ is the issuer of the Debentures, the portion of the Debentures considered to have been issued to the Trust in exchange for the Common Securities may be treated as not outstanding and the Common Securities may be disregarded for federal income tax purposes. If the Common Securities were disregarded, the Trust would be treated as having a single class of interests represented by the Preferred Securities.

                  If the Common Securities were not disregarded, the Trust would be treated as having multiple classes of ownership because, in the event of default on the Debentures, the payment rights of the holders of Preferred Securities are senior to the payment rights of DLJ as the

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Donaldson, Lufkin & Jenrette, Inc.
DLJ Capital Trust I                                            August 15, 1996




holder of Common Securities. The Preferred Securities and the Common Securities are otherwise substantially equivalent in all material respects and do not provide for a division of ownership interests in the Debentures, through the use of the Trust, that could not have been accomplished by direct investment in the Debentures.

                  A trust with multiple classes of ownership will generally be classified as an association or partnership under Treas. Reg. ss. 301.7701-2. However, Example 2 of Treas. Reg. ss. 301.7701-4(c)(2) makes it clear that having two classes of ownership will be treated as "incidental to the trust's purpose of facilitating direct investment in the assets of the trust", and therefore as not causing a trust to be classified as an association or a partnership, if the two classes are identical except that, in the event of default on the underlying debt instruments that constitute the Trust's assets, the payment rights of holders of one class (held by the sponsor of the trust) are subordinated to the rights of the holders of the other class. See also Rev. Rul. 92-32, 1992-1 C.B. 434 (analyzing facts similar to those presented in Example 2, except that the sponsor also sold the subordinated interest). The regulations analyze the arrangement described in Example 2 as substantially equivalent to providing undivided interests in the underlying debt instruments, coupled with a limited nonrecourse guarantee running from the sponsor to the other holders. Likewise, in the case of the Trust, the subordination of the payment rights of DLJ as the holder of Common Securities to the payment rights of the holders of Preferred Securities is not undertaken to divide ownership of assets through use of the Trust.

                  Accordingly, the Trust will be classified as a trust, and not as an association or partnership, under Treas. Reg. ss. 301.7701-4(c)(2).

3.       Grantor Trust

                  Section 671 of the Internal Revenue Code of 1986, as amended (the "Code") provides that when it is specified in subpart E of Part I of subchapter J that the grantor shall be treated as the owner of any portion of a trust, such grantor must include the trust's items of income, deduction and credit in computing his taxable income. Treasury Reg. ss. 1.671-2(c) provides that any item so

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Donaldson, Lufkin & Jenrette, Inc.
DLJ Capital Trust I                                            August 15, 1996




included "is treated as if it had been received or paid directly by the grantor . . ."

                  Section 677 of the Code treats the grantors of a trust as its owners where the income of the trust is, or may be, distributed to the grantors without the approval or consent of an adverse party.

                  The Internal Revenue Service has issued a number of published rulings applying the investment trust regulations, Treas. Reg. ss. 301.7701-4(c) as described above, in determining the tax classification of mortgage pass-through trusts. See, e.g., Rev. Rul. 70-544, 1970-2 C.B. 6;
Rev. Rul. 70-545, 1970-2 C.B. 7; Rev. Rul. 71-399, 1971-2
C.B. 433; Rev. Rul. 77-349, 1977-2 C.B. 20; Rev. Rul. 84-10,
1984-1 C.B. 155. Each of these rulings holds that the trust in question qualifies as a trust, and not as an association taxable as a corporation. Furthermore, these rulings consistently treat the certificate holders as the "grantors" of the trust, holding that, under the grantor trust rules set out in section 671 through 679 of the Code, each certificate holder is treated as owning an undivided interest in each asset of the trust, and must include in computing gross income that certificate holder's proportionate share of the trust's income and deduction.
See also G.C.M. 34347 (September 14, 1970); G.C.M. 38311
(March 18, 1980). The Trust is substantially similar to the mortgage pass-through trusts described in the above-cited rulings.

                  On the basis of the foregoing, it is our opinion that the Trust will be classified as a trust for federal income tax purposes, and not as a partnership or an association taxable as a corporation. Furthermore, because (i) the Trust's entire beneficial interest will be held by the holders of the Securities, and (ii) all of the income of the Trust will be distributed to the holders of the Securities, we believe that the Trust will be characterized as a grantor trust for federal income tax purposes. Accordingly, if the Common Securities are not disregarded, the Trust's income and deductions will be included directly in computing the taxable income of the holders of the Common Securities and the Preferred Securities; if the Common Securities and the portion of the Debentures considered to have been issued to the Trust in exchange for the Common Securities are disregarded, the Trust's income and deductions (excluding income attributable to the disregarded

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Donaldson, Lufkin & Jenrette, Inc.
DLJ Capital Trust I                                           August 15, 1996



portion of the Debentures) will be included directly in computing the taxable income of the holders of the Preferred Securities.


                                                 Very truly yours,


                                                 /s/ Davis Polk & Wardwell


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